Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of PayPal Holdings, Inc. of our report dated February 7, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in presentation of certain operating expenses on the consolidated statements of income discussed in Note 1, as to which the date is September 16, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in PayPal Holdings, Inc.’s Current Report on Form 8-K dated September 16, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 16, 2019